Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cedar Shopping Centers, Inc. for the registration of an aggregate maximum offering price of $470,312,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units and to the incorporation by reference therein of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Cedar Shopping Centers, Inc., Cedar Shopping Centers, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cedar Shopping Centers, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and our report dated February 11, 2005 with respect to the statement of revenues and certain expenses of Brickyard Shopping Plaza for the year ended June 30, 2004 included in Cedar Shopping Centers, Inc.'s Current Report on Form 8-K/A, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 3, 2005